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Exhibit 10.1
SEVERANCE AGREEMENT

This SEVERANCE AGREEMENT (the “Agreement”) is made as of July 30, 2009 (the “Effective Date”), by and among WELLCARE HEALTH PLANS, INC., a Delaware corporation (“WellCare”), COMPREHENSIVE HEALTH MANAGEMENT, INC., a Florida corporation (the “Corporation”), and Adam Miller, an individual (“Executive”), with respect to the following facts and circumstances:

ARTICLE 1

TERM

This Agreement shall continue from the Effective Date for a term (the “Term”) of three (3) years, unless earlier terminated under Article 3; provided, that the Term shall automatically renew for additional one-year periods unless either the Corporation or Executive gives notice of non-renewal at least ninety (90) days prior to expiration of the Term (as it may have been extended by any renewal period).  In the event of a Change of Control (as defined in Section 3.1.4), if the remaining Term is less than one (1) year, the Term will be extended so that the Term is a one-year period from the date of the Change of Control; provided, however, that in the occurrence of a Change of Control, the Term will not automatically renew for any additional period thereafter.

ARTICLE 2

INDEMNIFICATION

WellCare, the Corporation and Executive have heretofore entered into a separate indemnification agreement (the “Indemnification Agreement”).

ARTICLE 3

TERMINATION
3.1           Grounds for Termination.

3.1.1        Death or Disability.  Executive’s employment shall terminate immediately in the event of Executive’s death or Disability.  “Disability” means Executive is unable to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has rendered Executive unable effectively to carry out his duties and obligations under this Agreement or unable to participate effectively and actively in the management of WellCare and the Corporation for a period of ninety (90) consecutive days or for shorter periods aggregating to one hundred twenty (120) days (whether or not consecutive) during any consecutive twelve (12) months of the Term.

3.1.2        Cause.  The Corporation shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (“Cause”):

(a)	any willful act or willful omission, other than as a result of Executive’s disability, that represents a breach of any of the terms of this Agreement to the material detriment of the Corporation;

(b)
bad faith by the Executive in the performance of his duties, consisting of willful acts or willful omissions, other than as a result of Executive’s disability, to the material detriment of the Corporation; or

(c)
Executive’s conviction of, or pleading nolo contendere to, a crime that constitutes a felony involving fraud, conversion, misappropriation, or embezzlement under the laws of the Untied States or any political subdivision thereof, which conviction has become final and non-appealable.

3.1.3        Good Reason.  Executive may terminate his employment under this Agreement by giving written notice to the Corporation upon the occurrence of any one or more of the following events following a Change of Control (“Good Reason”):

(a)	a material diminution during the Term in Executive’s authority, duties or responsibilities;

(b)	a material diminution during the Term in Executive’s base salary or annual bonus opportunity;

(c)	a material breach by the Corporation or WellCare of any term of the Agreement; or

(d)
the Corporation’s or WellCare’s requiring Executive to be based at any office or location outside of fifty miles from Executive’s current employment, except for travel reasonably required in the performance of Executive’s responsibilities.

provided, however, that prior to a Change of Control only the occurrence of any one or more of the following events will constitute Good Reason:

(a)	a material diminution during the Term in Executive’s base salary or annual bonus opportunity, except as applicable generally to other similarly situated senior executives of the Corporation;

(b)	a material breach by the Corporation or WellCare of any term of the Agreement; or

(c)
the Corporation’s or WellCare’s requiring Executive to be based at any office or location outside of fifty miles from Executive’s current employment, except for travel reasonably required in the performance of Executive’s responsibilities.

3.1.4        Change of Control.  For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events:

(a)
if any person or group is or becomes the beneficial owner, directly or indirectly, of securities of WellCare representing more than 50% of either the then fair market value of the then outstanding securities of  WellCare or the combined voting power of the then outstanding securities of WellCare;

(b)	the direct or indirect sale or transfer by WellCare of substantially all of its assets in a single transaction or a series of related transactions;

(c)
the merger, consolidation or reorganization of WellCare with or into another corporation or other entity, in which the shareholders of more than 50% of the voting power of WellCare’s voting securities immediately before such merger, consolidation or reorganization do not own more than 50% of the voting power of the voting securities of the surviving corporation or other entity immediately after such merger, consolidation or reorganization; or

(d)
during any consecutive 12-month period, individuals who at the beginning of such period constitute the Board of Directors of WellCare (the “Board”) (together with any new directors whose election by the Board or nomination for election by the stockholders of WellCare was approved by a vote of a majority of the directors on the Board then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

                Notwithstanding the terms of this Section 3.1.4, none of the foregoing events shall constitute a Change of Control if such event is not a “Change in Control Event” under Treasury Regulations Section 1.409A-3(i)(5) or successor guidance of the Internal Revenue Service.

                For purposes of determining whether a Change of Control has occurred, a Person or Group shall not be deemed to be “unrelated” if: (a) such Person or Group directly or indirectly has Beneficial Ownership of more than 50% of the issued and outstanding voting power of WellCare’s voting securities immediately before the transaction in question, (b) WellCare has Beneficial Ownership of more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group, or (c) more than 50% of the voting power of the issued and outstanding voting securities of such Person or Group are owned, directly or indirectly, by Beneficial Owners of more than 50% of the issued and outstanding voting power of WellCare voting securities immediately before the transaction in question.

                The terms “Person,” “Group,” “Beneficial Owner,” and “Beneficial Ownership” shall have the meanings used in the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, (a) Persons will not be considered to be acting as a “Group” solely because they purchase or own stock of WellCare at the same time, or as a result of purchases in the same public offering, (b) Persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar business transaction, with WellCare, and (c) if a Person, including an entity, owns stock both in WellCare and in a corporation that enters into a merger, consolidation, reorganization, purchase or acquisition of stock, or similar transaction, with WellCare, such Person shall be considered to be acting as a Group with other shareholders only with respect to the ownership in such corporation prior to the transaction.

3.1.5        Opportunity to Cure.  Notwithstanding Sections 3.1.2 and 3.1.3, it shall be a condition precedent to a party’s right to terminate Executive’s employment for Cause or Good Reason, as applicable, that (a) such party shall have first given the other party written notice stating with reasonable specificity the breach on which such termination is premised within ninety (90) days after the party providing such notice becomes aware of such breach, and (b) if such breach is susceptible of cure or remedy, such breach has not been cured or remedied within forty-five (45) days after receipt of such notice.

3.1.6        Any Other Reason.  Notwithstanding anything to the contrary herein, the Corporation shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to the Corporation.

3.2           Termination Date.  Except as provided in Section 3.1.1 with respect to Executive’s death or Disability, and subject to Section 3.1.5, any termination under Section 3.1 shall be effective upon receipt of notice by Executive or the Corporation, as the case may be, of such termination or upon such other later date as may be provided herein or specified by the Corporation or Executive in the notice (the “Termination Date”).

3.3           Effect of Termination.

3.3.1        Termination with Cause or without Good Reason.  In the event that Executive’s employment is terminated by the Corporation with Cause or by Executive without Good Reason, the Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date.  “Accrued Obligations” means the sum of (a) Executive’s base salary hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any incentive compensation, deferred compensation and other cash compensation accrued by Executive as of the Termination Date to the extent not theretofore paid, and (c) any vacation pay, expense reimbursements and other cash entitlements accrued by Executive as of the Termination Date to the extent not theretofore paid; provided, however, vacation pay will not in any event be based on more than the maximum number of vacation days that Executive may be entitled to in a single year.

3.3.2        Termination without Cause or with Good Reason.  In the event that Executive’s employment is terminated by the Corporation without Cause or by the Executive with Good Reason:

(a)	The Corporation shall pay all Accrued Obligations to Executive in a lump sum in cash within ten (10) days after the Termination Date;

(b)
The Corporation shall pay to Executive, no later than the Severance Payment Deadline (as defined in Section 3.3.4) an amount equal to one (1) times the Executive’s Annual Salary as in effect on the Termination Date, as salary continuation, payable over a period of twelve (12) months in equal installments per the Corporation’s regular payroll dates and procedures, less deductions as required by law or authorized by the Executive.  The first installment shall be paid on the first regular payroll date of the Company after the effective date of the Release set forth in Section 3.3.4, and the last installment when the entire amount is paid.  To the extent any such payment is not “deferred compensation” for purposes of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), then such payment shall commence upon the first due date for such salary continuation immediately after the date the release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the Termination Date, and any payments made thereafter shall continue as provided herein;

(c)
The Corporation shall pay to Executive, in a lump sum in cash, on the one (1) year anniversary of the Termination Date, and in any event, no later than the Severance Payment Deadline, the average of the two (2) highest annual cash bonuses earned by Executive for the three (3) prior years or, if Executive has not been employed for three (3) years, the annual cash target bonus for the year of the Termination Date; and

(d)
For a one (1) year period beginning on the Termination Date, the Corporation shall reimburse Executive for the COBRA premiums above Executive’s employee contribution in order to provide medical and dental insurance benefits to Executive and/or Executive’s family at least equal to those which were provided at the Termination Date; provided, further, that Executive agrees to elect COBRA coverage to the extent available under the Corporation’s health insurance plans.  Any payment or reimbursement under this Section 3.3.2(d) that is taxable to Executive or any of his family members shall be made (subject to the provisions of such health care plans that may require earlier payment) by December 31 of the calendar year following the calendar year in which Executive or such family member incurred the expense.

“Annual Salary” shall mean Executive’s highest annual salary over the 12 months prior to the Termination Date.

3.3.3        Termination Due to Death or Disability.  In the event that Executive’s employment is terminated due to Executive’s death or Disability the Corporation shall pay all Accrued Obligations to Executive or Executive’s estate in a lump sum in cash within ten (10) days after the Termination Date.

3.3.4        Waiver and Release Agreement.  In consideration of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 3.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to the Corporation within thirty (30) days after the applicable Termination Date a Waiver and Release Agreement in the form attached hereto as Exhibit A without alteration or addition other than to include the date (the “Release”).  If Executive fails to execute and deliver the Release Agreement within thirty (30) days after the applicable Termination Date, or if Executive revokes such Release as provided therein, the Corporation shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 3.3.2.  The timing of severance payments under clause (b) and (c) of Section 3.3.2 upon Executive’s execution and delivery of the Release shall be further governed by the following provisions (the last date on which such payments may be made, the “Severance Payment Deadline”):

(a)
In any case in which the Release (and the expiration of any revocation rights provided therein) could only become effective in a particular tax year of Executive, payments conditioned on execution of the release shall be made by the end of the year in which the Release becomes effective and such revocation rights have lapsed.

(b)
In any case in which the Release (and the expiration of any revocation rights provided therein) could become effective in one of two (2) taxable years of Executive depending on when Executive executes and delivers the Release, payments conditioned on execution of the Release shall be made by the end of the year in which the Release becomes effective and such revocation rights have lapsed, but not earlier than the first business day of the later of such tax years.

3.4           Required Delay For Certain Deferred Compensation and Section 409A.  In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A, the stock of WellCare, the Corporation or any affiliate is publicly traded on an established securities market or otherwise, and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A.  Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death.  Within thirty (30) days following the end of such six (6)-month period, or, if earlier, Executive’s death, the Corporation shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 3.4.  Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment.  Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Corporation shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Corporation.

                3.5           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Corporation or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with the Corporation or its subsidiaries at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

3.6           No Set-Off or Mitigation.  The Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right or action that the Corporation may have against Executive or others, except to the extent of the mitigation and setoff provisions provided for in this Agreement.  In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.  The Corporation agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Corporation, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

ARTICLE 4

RESTRICTIVE COVENANTS

4.1           Confidential Information and Trade Secrets.

4.1.1        Obligation to Maintain Confidentiality.  Executive acknowledges that, by reason of Executive’s employment by the Corporation, the Executive will have access to trade secrets and other confidential, proprietary, and non-public information concerning the business or affairs of WellCare, the Corporation, and their respective subsidiaries (collectively, the “WellCare Companies”), including but not limited to methods or systems of their operation or management, any information regarding their financial matters, or any other material information (including member, subscriber, and provider lists and identifying information regarding members and subscribers) concerning the business of the WellCare Companies, their manner of operation, or their plans or other material data (collectively, “Confidential Information”).  Executive acknowledges that such trade secrets and Confidential Information are valuable and unique assets of the WellCare Companies and covenants that, both during and after the Term, Executive shall not disclose any trade secrets or Confidential Information to any person or entity (except as Executive’s duties as a director, officer or employee of WellCare and the Corporation require) without the prior written authorization of the Board.  The obligation of confidentiality imposed by this Section 4.1 shall not apply to trade secrets or Confidential Information that otherwise become known to the public through no act of Executive in breach of this Agreement or which are required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of trade secrets or Confidential Information to his attorneys and advisors in connection with a dispute between Executive and a WellCare Company.

4.1.2        WellCare Company Property.  All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any WellCare Company or its providers, clients or customers that pertain to the business of any WellCare Company shall be and remain the property of such WellCare Company and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a WellCare Company that is collected by the Executive shall be delivered promptly to such WellCare Company without request by it upon termination of Executive’s employment.  For purposes of this Section 4.1.2, “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

4.2           Inventions.  Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the WellCare Companies.  Executive hereby assigns to the applicable WellCare Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such WellCare Company.  This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product.  Executive shall promptly and fully disclose all such contributions and inventions to the Corporation and assist the Corporation or any other WellCare Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable WellCare Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be.  Notwithstanding the foregoing, no WellCare Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any WellCare Company’s resources that does not relate to the business of any WellCare Company and does not result from any work performed by Executive for any WellCare Company.

4.3           Unfair Competition.

4.3.1        Scope of Covenant.  Executive acknowledges that in the course of employment with the Company, Executive has had access to and gained knowledge of the trade secrets and other Confidential Information of the WellCare Companies; has had substantial relationships with the WellCare Companies’ customers; and has performed services of special, unique, and extraordinary value to the WellCare Companies.  Therefore, and in consideration of the severance payments and other benefits described in clauses (b), (c) and (d) of Section 3.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees that notwithstanding any termination or non-renewal of this Agreement, during any period Executive is employed by the Corporation and for a period of one (1) year after termination of employment, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, without the prior written consent of the Board:

(a)
work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any business that sells, markets, or provides any benefits or services within any state in which a WellCare Company is doing business at the time Executive ceases to be employed by the Corporation that are in direct competition with the benefits or services provided by such WellCare Company in such state, where Executive’s position or service for such business is competitive with or otherwise similar to any of Executive’s positions or services for the WellCare Companies;

(b)
induce or solicit any employee of any WellCare Company to leave the employ of such WellCare Company, or recruit or hire  any employee or former employee of any WellCare Company, unless such former employee has not been employed by the WellCare Group for a period in excess of six (6) months; provided, however, that the provisions of this clause (b) shall not apply to any member of Executive’s immediate family;

(c)
call upon any provider, customer, or agent of any WellCare Company about whom Executive has gained Confidential Information or with whom Executive, by virtue of his/her employment with the Corporation, has established a relationship or had frequent contact,  for the purpose of soliciting or selling benefits or services similar to those benefits or services that the provider, customer, or agent provides to or purchases from the WellCare Companies; provided however, that the provisions of this clause (c) only apply to those persons or entities who are providers, customers, or agents of any WellCare Company at the time Executive ceases to be employed by the Corporation or who were providers, customers, or agents of any WellCare Company during the one-year period prior to the date Executive ceases to be employed by the Corporation; or

(d)
induce, solicit, request, or advise any provider, customer, or agent of any WellCare Company about whom Executive has gained Confidential Information or with whom Executive, by virtue of his/her employment with the Corporation, has established a relationship or had frequent contact, to withdraw, curtail, or cancel its business dealings with such WellCare Company;

provided, however, that nothing in this Section 4.3.1 shall be construed to preclude Executive from making any investment in the securities of any business enterprise whether or not engaged in competition with any WellCare Company, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange, but only if such investment does not exceed two percent (2%) of the outstanding voting securities of such enterprise, provided that such permitted activity shall not relieve the Executive from any other provisions of this Agreement.

4.3.2        Nondisparagement.  Executive agrees that he will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding any WellCare Company, and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the WellCare Companies or their past or present employees, officers or other representatives.

4.3.3        Reasonableness.  It is agreed by the parties that the foregoing covenants in this Section 4.3 impose a reasonable restraint on Executive in light of the activities and business of the WellCare Companies.  Executive acknowledges that the covenants in this Section 4.3 shall not prevent Executive from earning a livelihood upon the termination of employment hereunder, but merely prevent unfair competition with the WellCare Companies for a limited period of time.

4.3.4        Severability.  The covenants in this Section 4.3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant or of any other provision of this Agreement.  In the event any court of competent jurisdiction shall determine that any provision of this Section 4.3 is invalid, illegal, or unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Agreement shall thereby be reformed.

4.3.5        Enforcement by the Corporation not Limited.  All of the covenants in this Section 4.3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against any WellCare Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or WellCare of such covenants.

4.4           Breach of Restrictive Covenants.  The parties agree that a breach or violation of this Article 4 will result in immediate and irreparable injury and harm to the innocent party, and that the WellCare Companies shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek a temporary, preliminary, or permanent injunction, specific performance, or other equitable relief to enforce the obligations hereunder or prevent the violation of the obligations hereunder.  In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 4.3, the one-year period shall be tolled until such breach or violation has been cured.

ARTICLE 5

ARBITRATION

5.1           General.  Except for an action for equitable relief that is permitted to be sought pursuant to Section 4.4, any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this Article 5 and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in Tampa, Florida.

5.2           Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from the “Independent” (or “Gold Card”) list of retired judges or, at the option of Executive, from a list of nine persons (which shall be retired judges or corporate or litigation attorneys experienced in executive employment agreements) provided by the office of the American Arbitration Association having jurisdiction over Tampa, Florida.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

5.3           Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, stockholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

5.4           Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  The Corporation shall be responsible for the costs and fees of the arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees, subject to the requirement that such costs, expenses and attorneys’ fees are reasonable, as determined by the arbitrator.

5.5           Award Final and Binding.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

ARTICLE 6

MISCELLANEOUS

6.1           Amendments.  The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

6.2           Entire Agreement.  This Agreement, the Indemnification Agreement, any agreements pertaining to restricted stock and options and any agreements pertaining to any other equity awards granted to Executive constitute the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

6.3           Counterparts.  This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

6.4           Severability.  Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement.  Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

6.5           Waiver or Delay.  The failure or delay on the part of the Corporation or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof.  A waiver, to be effective, must be in writing and signed by the party making the waiver.  A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

6.6           Successors and Assigns.  This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein.  Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law.  Without the prior written consent of Executive, this Agreement shall not be assigned by the Corporation.  The Corporation shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

6.7           Necessary Acts.  Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

6.8           Governing Law.  This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware.

6.9           Notices.  All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at his address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Adam Miller Address on file with the Corporation
To WellCare or the Corporation:	WellCare Health Plans, Inc.
8735 Henderson Road Renaissance Two Tampa, FL 33634 Attn: Chief Executive Officer Facsimile: (813) 290-6210

6.10         Headings and Captions.  The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

6.11         Construction.  All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

6.12         Counsel.  Executive has been advised by WellCare and the Corporation that he should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so.  Executive has read and understands this Agreement, and has sought the advice of counsel to the extent he has determined appropriate.

6.13         Withholding of Compensation.  Executive hereby agrees that the Corporation may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by the Corporation under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLCARE

WELLCARE HEALTH PLANS, INC.

By:    /s/ Heath G. Schiesser
Name: Heath G. Schiesser
Title: President and Chief Executive Officer

CORPORATION

COMPREHENSIVE HEALTH MANAGEMENT, INC.

By:    /s/ Heath G. Schiesser
Name: Heath G. Schiesser
Title: President and Chief Executive Officer

EXECUTIVE

 /s/ Adam Miller
Adam Miller